HYDROGEN POWER INC. (A Development Stage Company) FINANCIAL REPORT (A Review) JUNE 30, 2005

C O N T E N T S

Page
ACCOUNTANTS' REVIEW REPORT	1
FINANCIAL STATEMENTS
BALANCE SHEET	2
STATEMENTS OF OPERATIONS	3
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)	4
STATEMENTS OF CASH FLOWS	5
NOTES TO FINANCIAL STATEMENTS	6 - 11

ACCOUNTANTS' REVIEW REPORT

To the Board of Directors
Hydrogen Power Inc.
Seattle, Washington

We have reviewed the accompanying balance sheet of Hydrogen Power Inc. (a development stage company) as of June 30, 2005, and the related statements of operations, stockholders' equity (deficit), and cash flows for the six months then ended and for the period from December 17, 2003 (date of inception) to June 30, 2005, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Hydrogen Power Inc.

A review consists principally of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with auditing standards generally accepted in the United States, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with accounting principles generally accepted in the United States.

/s/ Peterson Sullivan PLLC

October 18, 2005

HYDROGEN POWER INC.
(A Development Stage Company)

BALANCE SHEET

(See Accountants' Review Report)
June 30, 2005
ASSETS
Current Assets
Cash and cash equivalents	$315,657
Certificate of deposit	100,000
Prepaid expenses	1,970
Total current assets	417,627
Sub-license Agreement, less accumulated amortization of $194,198	2,421,002
$2,838,629
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued expenses	$42,940
Due to officer	131,152
Deposit for shares to be issued	50,000
Current portion of amounts due to parent company	606,672
Accrued interest expense, due to parent company	31,089
Total current liabilities	861,853
Due to Parent Company, less current portion	1,219,395
Stockholders' Equity (Deficit)
Preferred stock, $0.0001 par value; authorized 1,000,000
shares; none issued and outstanding
Common stock, $0.0001 par value; authorized
75,000,000 shares; 28,240,000 shares issued and outstanding	334
Additional paid-in capital	3,639,676
Deficit accumulated during development stage	(2,882,629)
Total stockholders' equity	757,381
$2,838,629

See Notes to Financial Statements

HYDROGEN POWER INC.
(A Development Stage Company)

STATEMENTS OF OPERATIONS

(See Accountants' Review Report)
For the Six Months Ended June 30, 2005, and for the Period from
December 17, 2003 (Date of Inception) to June 30, 2005
	Six Months Ended June 30, 2005	Cumulative During the Development Stage
Revenues	$-	$-
Expenses
General and administrative	1,883,679	2,098,789
Professional fees	38,252	294,750
Interest	68,785	193,101
Amortization of sub-license agreement	77,679	194,198
Research and development	47,236	101,791
Total expenses	2,115,631	2,882,629
Net loss	$(2,115,631)	$(2,882,629)

See Notes to Financial Statements

HYDROGEN POWER INC.
(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

(See Accountants' Review Report)
For the Six Months Ended June 30, 2005, and for the Period from
December 17, 2003 (Date of Inception) to June 30, 2005

				Deficit
				Accumulated
			Additional	During	Total
	Common Stock		Paid-In	Development	Stockholder's
	Shares	Amount	Capital	Stage	Equity (Deficit)
Balances at December 17, 2003	-	$-	$-	$-	$-
Common stock issued for cash, January 2004	1,000	10			10
Stock split affected in the form of a dividend	24,999,000				-
Net loss				(766,998	(766,998)
Balances at December 31, 2004	25,000,000	10	-	(766,998	(766,988)
Common stock issued for settlement of debt, January 2005	1,100,000	110	549,890		550,000
Common stock and warrants issued for settlement of debt,
February 2005	1,600,000	160	999,840		1,000,000
Options issued for services, March 2005			1,550,000		1,550,000
Common stock issued for cash, April 2005	350,000	35	349,965		350,000
Common stock issued for settlement of debt, May 2005	190,000	19	189,981		190,000
Net loss				(2,115,631	(2,115,631)
Balances at June 30, 2005	28,240,000	$334	$3,639,676	$(2,882,629	$757,381

See Notes to Financial Statements

HYDROGEN POWER INC.
(A Development Stage Company)

STATEMENTS OF CASH FLOWS

(See Accountants' Review Report)
For the Six Months Ended June 30, 2005, and for the Period from
December 17, 2003 (Date of Inception) to June 30, 2005

	Six Months Ended June 30, 2005	Cumulative During the Development Stage
Cash Flows From Operating Activities
Net loss	$(2,115,631)	$(2,882,629)
Amortization expense	77,679	194,198
Options issued for services	1,550,000	1,550,000
Adjustments to reconcile net loss to net
cash flows used in operating activities
Changes in operating assets and liabilities
Prepaid expenses	(273)	(1,970)
Accounts payable and accrued expenses	1,269	42,940
Due to officer	51,000	131,152
Accrued interest expense	68,187	192,387
Net cash flows used in operating activities	(367,769)	(773,922)
Cash Flows From Investing Activity
Purchase of certificate of deposit	(100,000)	(100,000)
Cash Flows From Financing Activities
Advances to parent company		(210,431)
Proceeds from loans payable		1,000,000
Deposit for shares to be issued	50,000	50,000
Issuance of common stock for cash	350,000	350,010
Net cash flows provided by financing activities	400,000	1,189,579
Net change in cash during period	(67,769)	315,657
Cash and cash equivalents, beginning of period	383,426	-
Cash and cash equivalents, end of period	$315,657	$315,657
Supplementary Disclosure of Cash Flow Information
Non-cash transactions
Settlement of Amounts due to parent company by
assumption of parent company debt	$(740,000)	$(740,000)
Conversion of debt assumed from parent company
into common stock of the company	$740,000	$740,000
Conversion of loans payable into common stock of
the company	$1,000,000	$1,000,000
Application of Advances to parent company to
Amounts due to parent company	$210,431	$210,431
Purchase of sub-license agreement financed by
Amounts due to parent company	$-	$2,615,200

See Notes to Financial Statements

NOTES TO FINANCIAL STATEMENTS

Note 1. Description of Business and Summary of Significant Accounting Policies

Organization

Hydrogen Power Inc. (the "Company") was incorporated as a Delaware corporation on December 17, 2003. The Company began operations in 2004. Under a sub-license agreement, the Company has access to a patented system called "Hydrogen Now." The Hydrogen Now system creates pure hydrogen from the chemistry of aluminum and water. With this technology, the Company plans to market a portable hydrogen generator for the purpose of replenishing hydrogen fuel cells and vehicle fuel stations at a safe and dependable pressure. As the Company has not yet developed any commercial product and has not generated any revenues to date, it is considered to be a development stage company.

Liquidity

As shown in the financial statements, the Company is in the development stage and has not generated positive cash flows from operations and has incurred significant net losses, resulting in a net accumulated deficit of $2,882,629 at June 30, 2005. Additionally, at June 30, 2005, the Company's current liabilities exceed its current assets.

The Company will need additional working capital to be successful in its development of its single business purpose and to be able to continue to pay its liabilities as they become due. Therefore, continuation of the Company as a going concern is dependent upon obtaining the additional working capital necessary to accomplish its objective. Management is presently engaged in seeking additional working capital.

The accompanying financial statements do not include any adjustments to the recorded assets or liabilities that might be necessary should the Company fail in any of the above objectives and be unable to operate for the coming year.

Cash and Cash Equivalents

The Company considers all highly liquid securities with a maturity of three months or less to be cash equivalents for purposes of the statements of cash flows. The Company regularly has cash and cash equivalents in excess of federally insured limits. The Company paid $161,896 for interest during the six months ended June 30, 2005, and $162,012 for interest during the period from December 17, 2003 (date of inception) to June 30, 2005.

Certificate of Deposit

The certificate of deposit is held with a bank and has a maturity of one year. The certificate of deposit is carried at cost which approximates market value.

Sub-license Agreement

The sub-license agreement is stated at cost and is amortized over the estimated useful life through February 2021 using the straight-line method. Intangible assets are tested at least annually for potential impairment.

Deposit for Shares to be Issued

The deposit for shares to be issued relates to cash received by the Company from an investor prior to a subscription agreement for issuance of shares becoming effective. In July 2005, the Company affected a stock subscription agreement with the investor and issued 50,000 shares of common stock for full consideration of the $50,000 recorded as a deposit at June 30, 2005.

Stock Split

In March 2004, the Board of Directors authorized a 25,000-to-one stock split of the common stock of the Company. In connection with the stock split, the par value of the common stock was changed from $.01 to $.0001. No adjustment has been made to the amount of common stock capitalized as a result of the split. All references in these financial statements to the number of common shares outstanding give affect to the split.

Warrants

At June 30, 2005, there are warrants outstanding to purchase 1,600,000 shares of the Company's common stock at a price of $1.25 per share through February 2006 and $2 per share after February 2006 through February 2007. The warrants were exercisable on issuance and expire in February 2007. The value attributed to the warrants was insignificant.

Stock-based Compensation

Effective January 1, 2005 the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, which requires the Company to recognize compensation expense for options granted to employees and non-employees based on the fair value of the options at the grant date. Prior to that date, the Company was accounting for stock-based compensation using the provisions of APB Opinion No. 25 as permitted under SFAS No. 123.

The issuance of common shares for services would be recorded at the estimated market price of the shares on the date the services are rendered or at the stated value of the services. No shares were issued for services through June 30, 2005.

Research and Development Costs

Research and development costs are expensed as incurred.

Income Taxes

The Company accounts for income taxes under an asset and liability approach that requires recognition of deferred tax assets and liabilities for expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax laws or rates.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could materially differ from those estimates.

Note 2. Sub-license Agreement

In 2004, the Company entered into a sub-license agreement with its parent company, Global Hydrofuel Technologies, Inc. ("GHTI"). The sub-license agreement includes substantially all the rights of the original underlying license agreement between GHTI and the University of British Columbia ("UBC"). The sub-license gives the Company exclusive rights to use the Hydrogen Now technology developed by UBC and any improvements and to market, manufacture and distribute products using the technology in the United States, Mexico, and Central and South America. The agreement also gives the Company non-exclusive rights to market and distribute products using the technology and any improvements in Canada and to use any trademarks, service marks, or logos associated with the technology in the United States, Canada, Mexico, and Central and South America.

The sub-license agreement is effective, with certain provisions for early termination, for as long as the underlying license agreement is in effect. The underlying license agreement is effective through the latest expiration date of the patents that are the subject of the licensed technology. At present, the latest patent expiration date is February 2021. GHTI acquired the license with UBC under a royalty arrangement.

The cost of the rights under the sub-license agreement is stated at the present value of the future minimum payments owed to the parent company under the terms of the agreement amounting to $2,615,200. As described in Note 7 to these financial statements, the Company is expected to be acquired in 2005 by an unrelated third party. The acquiring company has committed to advancing the Company $3,000,000 for purposes of meeting the cash payment obligations under the sub-license agreement and has committed to fulfilling any future obligations under the terms of the underlying license agreement with UBC. The company has received the full $3,000,000 in 2005. The Company believes this contractual commitment establishes the fair value of the sub-license agreement as recorded at the effective date of the agreement.

Management believes the best estimate of the useful life of the sub-license agreement is represented by the life of the underlying patents. Accordingly, the cost of the sub-license agreement is being amortized on the straight-line basis over the remaining term of the patents, or approximately 17 years. Amortization expense is expected to be approximately $155,000 for 2006 through 2010. At June 30, 2005, management has determined that there is no impairment of the sub-license rights that should be recorded against the carrying amount of the asset.

Note 3. Stock-based Compensation

During 2005, 1,550,000 stock purchase options were granted to certain employees (650,000 options) and non-employees (900,000 options; 800,000 of which were granted to directors of the company) during the six months ended June 30, 2005 (and since inception), and remained outstanding at that date. The options were granted at an exercise price of $.50 per share, the estimated fair value of the stock at the grant date. Subsequent to the granting of the options, management came to the belief that the options may or may not be exercised to purchase shares of the Company because of the pending acquisition of the Company (see Note 7). Management expects the acquiring company will elect to exchange the existing options for options in the shares of the acquiring company or repurchase the options for cash prior to the closing of the acquisition. Given these expectations, management's best estimate of the fair value of the options is $1.00 per option as of the date of the grants.

As of June 30, 2005, the accompanying financial statements include compensation expense related to employee and non-employee options of $1,550,000, which amount has been recorded in general and administrative expenses for the six months and cumulative period ended June 30, 2005.

Note 4. Due to Parent Company

The amount due to the parent company relates to amounts owed under the sub-license agreement with GHTI. Payments under the terms of the agreement are non-interest bearing. The obligation was originally stated at its net present value of $2,615,200 using an effective interest rate of 6%. Minimum payments required under the sub-license agreement are as follows for the years ending June 30:

2006	$716,242
2007	666,667
2008	666,667
2,049,576
Less amount representing interest as imputed	(223,509)
Amount due to parent company, June 30, 2005	$1,826,067

For the six months ended June 30, 2005, the Company recognized $68,188 of interest expense with respect to this obligation. For the period from December 17, 2003 (date of inception) to June 30, 2005, the Company recognized $192,388 of interest expense with respect to this obligation.

Note 5. Related Party Transactions

In January 2005, the Company entered into a debt assignment and conversion agreement whereby the loan payable to a former director of GHTI in the amount of $550,000 was assigned to the Company in exchange for a reduction of the amount owed to the parent company. The debt was then converted into 1,100,000 shares of common stock of the Company in full satisfaction of the debt assumed. This former director of GHTI is also the father of an officer of the Company.

In May 2005, the Company entered into a debt assignment and conversion agreement whereby a loan payable to a third party of GHTI in the amount of $11,000 was assigned to the Company in exchange for a reduction of the amount owed to the parent company. The debt was then converted into 11,000 shares of common stock of the Company in full satisfaction of the debt assumed.

In May 2005, the Company entered into a debt assignment and conversion agreement whereby the loan payable to third parties of GHTI, of which one party is a director of the Company, in the amount of $179,000 was assigned to the Company in exchange for a reduction of the amount owed to the parent company. The debt was then converted into 179,000 shares of common stock of the Company in full satisfaction of the debt assumed.

In 2005, the Company paid $37,500 to a shareholder of the Company (who is also the father of an officer of the Company) for fees related to his attracting equity investors to the Company.

Note 6. Income Taxes

The Company is liable for income taxes in the United States. As of June 30, 2005, the Company did not have any income for income tax purposes and therefore, no tax liability or expense has been recorded in these financial statements. The difference between the tax at the statutory federal tax rate and the tax provision of zero recorded by the Company is primarily due to the Company's full valuation allowance against its deferred tax assets.

At June 30, 2005, the Company has accumulated tax losses of approximately $2,900,000 available to reduce future taxable income. The tax losses expire in 2024 and 2025.

The deferred tax asset associated with the accumulated tax losses is approximately $985,000 at June 30, 2005. The Company has provided a valuation allowance against the deferred tax asset. The valuation allowance increased by $720,000 for 2005.

Note 7. Subsequent Event

In September 2005, an agreement in principle was reached for an independent third party company to acquire 100% ownership of the Company from its stockholders. The purchase is expected to be completed by the end of 2005.

HYDROGEN POWER INC. (A Development Stage Company) FINANCIAL REPORT DECEMBER 31, 2004

C O N T E N T S

Page
INDEPENDENT AUDITORS' REPORT	1
FINANCIAL STATEMENTS
BALANCE SHEET	2
STATEMENTS OF OPERATIONS	3
STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)	4
STATEMENTS OF CASH FLOWS	5
NOTES TO FINANCIAL STATEMENTS	6 - 10

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Hydrogen Power Inc.
Seattle, Washington

We have audited the accompanying balance sheet of Hydrogen Power Inc. (a development stage company) as of December 31, 2004, and the related statements of operations, stockholder's equity (deficit), and cash flows for the year then ended and for the period from December 17, 2003 (date of inception) to December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hydrogen Power Inc. (a development stage company) as of December 31, 2004, and the results of its operations and its cash flows for the year then ended and for the period from December 17, 2003 (date of inception) to December 31, 2004, in conformity with accounting principles generally accepted in the United States.

/s/ Peterson Sullivan PLLC

October 7, 2005

1

HYDROGEN POWER INC.
(A Development Stage Company)

BALANCE SHEET
December 31, 2004

ASSETS
Current Assets
Cash	$383,426
Prepaid expenses	1,697
Total current assets	385,123
Sub-license Agreement, less accumulated amortization of $116,519	2,498,681
Advances to Parent Company	210,431
$3,094,235
LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued expenses	$41,671
Due to officer	80,152
Loans payable	1,000,000
Current portion of amounts due to parent company	838,700
Accrued interest expense, due to parent company	124,200
Total current liabilities	2,084,723
Due to Parent Company, less current portion	1,776,500
Stockholder's Equity (Deficit)
Preferred stock, $0.0001 par value; authorized 1,000,000
shares; none issued and outstanding
Common stock, $0.0001 par value; authorized
75,000,000 shares; 25,000,000 shares issued and outstanding	10
Deficit accumulated during development stage	(766,998)
Total stockholder's deficit	(766,988)
$3,094,235

See Notes to Financial Statements

2

HYDROGEN POWER INC.
(A Development Stage Company)

STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2004, and for the Period from
December 17, 2003 (Date of Inception) to December 31, 2004

	2004	Cumulative During the Development Stage
Revenues	$-	$-
Expenses
Professional fees	256,498	256,498
General and administrative	215,110	215,110
Interest	124,316	124,316
Amortization of sub-license agreement	116,519	116,519
Research and development	54,555	54,555
Total expenses	766,998	766,998
Net Loss	$(766,998)	$(766,998)

See Notes to Financial Statements

3

HYDROGEN POWER INC.
(A Development Stage Company)

STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)
For the Period from December 17, 2003 (Date of Inception) to December 31, 2004

			Deficit
			Accumulated
			During	Total
	Common Stock		Development	Stockholder's
	Shares	Amount	Stage	Deficit

Balances at December 17, 2003	-	$-	$-	$-
Common stock issued for cash	1,000	10		10

Stock split affected in the form of a dividend	24,999,000			-
Net loss			(766,998	(766,998)
Balances at December 31, 2004	25,000,000	$10	$(766,998	$(766,988)

See Notes to Financial Statements

4

HYDROGEN POWER INC.
(A Development Stage Company)

STATEMENTS OF CASH FLOWS

For the Year Ended December 31, 2004, and for the Period from
December 17, 2003 (Date of Inception) to December 31, 2004

	2004	Cumulative During the Development Stage
Cash Flows From Operating Activities
Net loss	$(766,998)	$(766,998)
Amortization expense	116,519	116,519
Adjustments to reconcile net loss to
net cash flows used in operating activities
Changes in operating assets and liabilities
Prepaid expenses	(1,697)	(1,697)
Accounts payable and accrued expenses	41,671	41,671
Due to officer	80,152	80,152
Accrued interest expense	124,200	124,200
Net cash flows used in operating activities	(406,153)	(406,153)
Cash Flows From Financing Activities
Advances to parent company	(210,431)	(210,431)
Proceeds from loans payable	1,000,000	1,000,000
Issuance of common stock for cash	10	10
Net cash flows provided by financing activities	789,579	789,579
Net change in cash during period	383,426	383,426
Cash at beginning of period	-	-
Cash at end of period	$383,426	$383,426

Supplementary Disclosure of Cash Flow Information
Non-cash transaction
Purchase of sub-license agreement financed by
amounts due to parent company	$2,615,200	$2,615,200

See Notes to Financial Statements

5

NOTES TO FINANCIAL STATEMENTS

Note 1. Description of Business and Summary of Significant Accounting Policies

Organization

Hydrogen Power Inc. (the "Company") was incorporated as a Delaware corporation on December 17, 2003. The Company began operations in 2004. Under a sub-license agreement, the Company has access to a patented system called "Hydrogen Now." The Hydrogen Now system creates pure hydrogen from the chemistry of aluminum and water. With this technology, the Company plans to market a portable hydrogen generator for the purpose of replenishing hydrogen fuel cells and vehicle fuel stations at a safe and dependable pressure. As the Company has not yet developed any commercial product and has not generated any revenues to date, it is considered to be a development stage company.

Liquidity

As shown in the financial statements, the Company is in the development stage and has not generated positive cash flows from operations and has incurred significant net losses, resulting in a net accumulated deficit of $766,998 at December 31, 2004. Additionally, at December 31, 2004, the Company's current liabilities exceed its current assets.

The Company will need additional working capital to be successful in its development of its single business purpose and to be able to continue to pay its liabilities as they become due. Therefore, continuation of the Company as a going concern is dependent upon obtaining the additional working capital necessary to accomplish its objective. Management is presently engaged in seeking additional working capital. (See Note 5. Subsequent Events)

The accompanying financial statements do not include any adjustments to the recorded assets or liabilities that might be necessary should the Company fail in any of the above objectives and become unable to operate for the coming year.

Cash

Cash consists of checking accounts held at two financial institutions. The Company has amounts in excess of federally insured limits from time to time. The Company has paid no material amounts for interest since inception.

Sub-license Agreement

The sub-license agreement is stated at cost and is amortized over the estimated useful life through February 2021 using the straight-line method. Intangible assets are tested at least annually for potential impairment.

6

Loans Payable

Loans payable are all due to a third-party and are unsecured, non-interest bearing, and due on demand.

Stock Split

In March 2004, the Board of Directors authorized a 25,000-to-one stock split of the common stock of the Company. In connection with the stock split, the par value of the common stock was changed from $.01 to $.0001. No adjustment has been made to the amount of common stock capitalized as a result of the split. All references in these financial statements to the number of common shares outstanding give affect to the split.

Stock-based Compensation

The Company accounts for stock options issued to its employees under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense related to employee stock options is recorded only if, on the date of grant, the fair value of the underlying stock exceeded the exercise price. The Company adopted the disclosure-only requirements of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro forma net income disclosures as if the Company had recognized compensation expense based on the fair value of the options at the grant date as prescribed by SFAS No. 123. No stock-based employee compensation cost is reflected in net loss with respect to options because no options have been granted to employees.

The Company accounts for stock options to non-employees in accordance with the provisions of SFAS No. 123 and related pronouncements. Compensation for stock options and warrants to purchase stock granted to non-employees is measured using the Black-Scholes valuation model at the date of grant multiplied by the number of options or warrants granted. The issuance of common shares for services is recorded at the estimated market price of the shares on the date the services are rendered or at the stated value of the services. No stock-based compensation cost is reflected in net loss with respect to options or warrants because no options or warrants have been granted to non-employees.

Research and Development Costs

Research and development costs are expensed as incurred.

7

Income Taxes

The Company accounts for income taxes under an asset and liability approach that requires recognition of deferred tax assets and liabilities for expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax laws or rates.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could materially differ from those estimates.

Note 2. Sub-license Agreement

In 2004, the Company entered into a sub-license agreement with its parent company, Global Hydrofuel Technologies, Inc. ("GHTI"). The sub-license agreement includes substantially all the rights of the original underlying license agreement between GHTI and the University of British Columbia ("UBC"). The sub-license gives the Company exclusive rights to use the Hydrogen Now technology developed by UBC and any improvements and to market, manufacture and distribute products using the technology in the United States, Mexico, and Central and South America. The agreement also gives the Company non-exclusive rights to market and distribute products using the technology and any improvements in Canada and to use any trademarks, service marks, or logos associated with the technology in the United States, Canada, Mexico, and Central and South America.

The sub-license agreement is effective, with certain provisions for early termination, for as long as the underlying license agreement is in effect. The underlying license agreement is effective through the latest expiration date of the patents that are the subject of the licensed technology. At present, the latest patent expiration date is February 2021. GHTI acquired the license with UBC under a royalty arrangement.

The cost of the rights under the sub-license agreement is stated at the present value of the future minimum payments owed to the parent company under the terms of the agreement amounting to $2,615,200. As described in Note 5 to these financial statements, the Company is expected to be acquired in 2005 by an unrelated third party. The acquiring company has committed to advancing the Company $3,000,000 for purposes of meeting the cash payment obligations under the sub-license agreement and has committed to fulfilling any future obligations under the terms of the underlying license agreement with UBC. Subsequent to June 30, 2005, the Company received the full $3,000,000. The Company believes this contractual commitment establishes the fair value of the sub-license agreement as recorded at the effective date of the agreement.

8

Management believes the best estimate of the useful life of the sub-license agreement is represented by the life of the underlying patents. Accordingly, the cost of the sub-license agreement is being amortized on the straight-line basis over the remaining term of the patents, or approximately 17 years. Amortization expense is expected to be approximately $155,000 for each of the years 2005 through 2009. At December 31, 2004, management has determined that there is no impairment in the sub-license rights that should be recorded against the carrying amount of the asset.

Note 3. Due to Parent Company

The amount due to the parent company, relates to amounts owed under the sub-license agreement with GHTI. Payments under the terms of the agreement are non-interest bearing. The obligation has been stated at its net present value of $2,615,200 using an effective interest rate of 6%. Minimum payments required under the sub-license agreement are as follows for the years ending December 31:

2005	$1,000,000
2006	666,667
2007	666,667
2008	666,667
3,000,001
Less amount representing interest, as imputed	(384,801)
Amount due to parent company, December 31, 2004	$2,615,200

As of December 31, 2004, interest expense of $124,200 was accrued with respect to this obligation.

Note 4. Income Taxes

The Company is liable for taxes in the United States. As of December 31, 2004, the Company did not have any income for income tax purposes and therefore, no tax liability or expense has been recorded in these financial statements. The difference between the tax at the statutory federal tax rate and the tax provision of zero recorded by the Company is primarily due to the Company's full valuation allowance against its deferred tax assets.

At December 31, 2004, the Company has accumulated tax losses of approximately $779,000 available to reduce future taxable income. The tax losses expire in 2024.

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The deferred tax asset associated with the accumulated tax losses is approximately $265,000. The Company has provided a valuation allowance against the deferred tax asset. The valuation allowance increased by $265,000 for 2004.

Note 5. Subsequent Events

In January 2005, the Company entered into a debt assignment and conversion agreement whereby the loan payable to a former director of GHTI in the amount of $550,000 was assigned to the Company and then converted into 1,100,000 shares of common stock of the Company in full satisfaction of the debt assumed.

In February 2005, the Company entered into a debt conversion agreement whereby the loans payable to a third party totalling $1,000,000 were converted into 1,600,000 million shares of common stock of the Company and 1,600,000 share purchase warrants. Each warrant entitles the holder to purchase one share of common stock of the Company for a two year term ending February 2007 at a price of $1.25 per share during the first year of the term of the warrants and at a price of $2.00 per share during the second year of the term of the warrants.

In March 2005, the Company granted a total of 1,525,000 stock options to purchase shares of common stock of the Company to certain directors, officers, key employees, and advisors of the Company. The exercise price of each stock option is $0.50 per option to acquire one share of common stock of the Company. The stock options expire March 1, 2008. Twenty-five percent of the options vest one year from the date of grant or on March 1, 2006, and an additional 1/48th for each month of continuous service completed thereafter. The Company has not yet determined the amount of any compensation expense that may be recorded as a result of issuing these options to non-employees.

In April and July 2005, the Company issued 400,000 shares of common stock for total proceeds of $400,000.

In May 2005, the Company entered into a debt assignment and conversion agreement whereby the loan payable to a third party of GHTI in the amount of $11,000 was assigned to the Company and then converted into 11,000 shares of common stock of the Company in full satisfaction of the debt assumed.

In May 2005, the Company entered into a debt assignment and conversion agreement whereby the loans payable to third parties of GHTI, of which one party is a director of the Company, in the amount of $179,000 was assigned to the Company and then converted into 179,000 shares of common stock of the Company in full satisfaction of the debt assumed.

In September 2005, an agreement in principle was reached for an independent third party company to acquire 100% ownership of the Company from its stockholders. The purchase is expected to be completed by the end of 2005.

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